Exhibit 23.10

Marc Rougier, ing.

Principal Geotechnical Engineer

WSP Canada Inc.

CONSENT OF QUALIFIED PERSON

I, Marc Rougier, state that I am responsible for preparing or supervising the preparation of parts of the amended technical report summary titled “SEC Technical Report Summary, Pre-Feasibility Study on the Whabouchi Mine, Nemaska, Quebec” with an original report date of 8 September 2023 and amended on 14 November, 2023, as signed and certified by me (as amended, the “Technical Report Summary”).

Furthermore, I state that:

(a)
I consent, in connection with Arcadium Lithium plc’s registration statement on Form S-4 and the proxy statement/prospectus included therein, including any amendments thereto (collectively, the “Registration Statement”), to the use of the Technical Report Summary, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “SEC”) and which is included as an exhibit to Livent Corporation’s Current Report on Form 8-K dated November 15, 2023 (the “Form 8-K”), which Form 8-K is incorporated by reference in the Registration Statement;

(b)
I consent to the use of my name in the Registration Statement and to any quotation from or summarization in the Registration Statement, of the parts of the Technical Report Summary for which I am responsible.

(c)
I am responsible for authoring, and this consent pertains to, Sections 1.23.3, 12.4.2 and 23.4 of the Technical Report Summary. I further confirm that I have read the Registration Statement, and that the descriptions and references to the Technical Report Summary in the Registration Statement fairly and accurately reflect, in the form and context in which they appear, the information in the parts of the Technical Report Summary for which I am responsible.

Dated at Oakville, Ontario, Canada this November 15, 2023.

/s/ Marc Rougier
Signature of Qualified Person

Marc Rougier, ing. OIQ 5055818